Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Fourth Quarter and Full Year 2012 Financial Results

2012 AUM Grows 35% Year Over Year

2012 Adjusted EBITDA Grows 37% Year Over Year

Company Initiates Quarterly Cash Dividend of $0.05 per Share of Common Stock

SUNNYVALE, Calif. – February 19, 2013 – Financial Engines (NASDAQ: FNGN), America’s largest independent registered investment advisor, today reported financial results for its fourth quarter and full year ended December 31, 2012.

Financial results for the fourth quarter of 2012 compared to the fourth quarter of 2011:i

•	Revenue increased 26% to $51.4 million for the fourth quarter of 2012 from $40.9 million for the fourth quarter of 2011.

•	Professional management revenue increased 37% to $43.2 million for the fourth quarter of 2012 from $31.5 million for the fourth quarter of 2011.

•	Net income was $6.5 million, or $0.13 per diluted share, for the fourth quarter of 2012 compared to $5.8 million, or $0.12 per diluted share, for the fourth quarter of 2011.

•	Non-GAAP Adjusted EBITDA[i] increased 25% to $17.5 million for the fourth quarter of 2012 from $14.0 million for the fourth quarter of 2011.

•	Non-GAAP Adjusted Net Income[i] increased 21% to $8.2 million for the fourth quarter of 2012 from $6.8 million for the fourth quarter of 2011.

•	Non-GAAP Adjusted Earnings Per Share[i] increased 14% to $0.16 for the fourth quarter of 2012 from $0.14 for the fourth quarter of 2011.

Financial results for the full year 2012 compared to the full year 2011: i

•	Revenue increased 29% to $185.8 million in 2012 from $144.1 million in 2011.

•	Professional management revenue increased 39% to $150.9 million in 2012 from $108.2 million in 2011.

•	Net income was $18.6 million, or $0.37 per diluted share, in 2012 compared to $15.1 million, or $0.31 per diluted share, in 2011.

•	Non-GAAP Adjusted EBITDA[i] increased 37% to $55.8 million in 2012 from $40.8 million in 2011.

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.

•	Non-GAAP Adjusted Net Income[i] increased 34% to $25.0 million in 2012 from $18.6 million in 2011.

•	Non-GAAP Adjusted Earnings Per Share[i] increased 32% to $0.50 in 2012 from $0.38 in 2011.

Key operating metrics as of December 31, 2012:ii

•	Assets under contract (“AUC”) were $575 billion.

•	Assets under management (“AUM”) were $63.9 billion.

•	Members in Professional Management were over 660,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 12.7%iii.

“With more than six million employees and half a trillion dollars of assets in the 401(k) plans that have hired us, our job is to reach more people and make a bigger impact in their lives,” said Jeff Maggioncalda, chief executive officer of Financial Engines. “The dramatic increase in our integrated enrollment coverage, the rapidly growing deployment of Income+, and our expansion into IRA management puts us in a great position to continue to drive this reach and impact.”

Review of Financial Results for the Fourth Quarter of 2012

Revenue increased 26% to $51.4 million for the fourth quarter of 2012 from $40.9 million for the fourth quarter of 2011. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 37% to $43.2 million for the fourth quarter of 2012 from $31.5 million for the fourth quarter of 2011.

Costs and expenses increased 28% to $41.2 million for the fourth quarter of 2012 from $32.2 million for the fourth quarter of 2011. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, printed material costs associated with enrollment campaigns and member materials, wages due to increased headcount and higher compensation, and non-cash stock-based compensation expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 36% for the fourth quarter of 2012 from 32% for the fourth quarter of 2011, due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data resulting from the achievement of certain contractual AUM-based milestones in 2012 and, to a lesser extent, due to an increase in print costs as a result of a revised agreement with one of our subadvisory plan providers.

Income from operations was $10.1 million for the fourth quarter of 2012 compared to $8.7 million for the fourth quarter of 2011. As a percentage of revenue, income from operations was 20% for the fourth quarter of 2012 compared to 21% for the fourth quarter of 2011.

ii	Operating metrics include both advised and subadvised relationships.
iii	Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2011 and the Form 10-K to be filed for the year ended December 31, 2012.

Net income was $6.5 million, or $0.13 per diluted share, for the fourth quarter of 2012 compared to net income of $5.8 million, or $0.12 per diluted share, for the fourth quarter of 2011.

On a non-GAAP basis, Adjusted Net Incomei was $8.2 million and Adjusted Earnings Per Sharei were $0.16 for the fourth quarter of 2012 compared to Adjusted Net Income of $6.8 million and Adjusted Earnings Per Share of $0.14 for the fourth quarter of 2011.

Assets Under Contract and Assets Under Management

AUC was $575 billion as of December 31, 2012, an increase of 23% from $467 billion as of December 31, 2011, due primarily to new employers making our services available, market performance, and contributions. AUC for plans in which the Income+ service has been made available was $33 billion as of December 31, 2012.

AUM increased by 35% year over year to $63.9 billion as of December 31, 2012, from $47.5 billion as of December 31, 2011. The increase in AUM was driven primarily by net new enrollment into the Professional Management service, contributions, and market performance.

In billions	Q1’12	Q2’12	Q3’12	Q4’12
AUM, Beginning of Period	$47.5	$53.7	$54.2	$61.5
New Enrollment(1)	3.0	3.7	4.9	3.8
Voluntary Cancellations(2)	(1.2)	(1.0)	(1.2)	(1.4)
Involuntary Cancellations(3)	(0.8)	(1.0)	(0.9)	(1.3)
Contributions(4)	1.0	1.0	1.1	1.2
Market Movement and Other(5)	4.2	(2.2)	3.4	0.1

AUM, End of Period	$53.7	$54.2	$61.5	$63.9

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differs from data provided in filings prior to September 30, 2012, as the data above represents an estimate of the contributions for the entire AUM base, and the prior contributions data reported represented only a subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-K to be filed for the period ended December 31, 2012.

Aggregate Investment Style Exposure for Portfolios Under Management

As of December 31, 2012, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	4%
Bonds	27%
Domestic Equity	45%
International Equity	24%

Total	100%

Quarterly Dividend

On February 14, 2013, Financial Engines’ Board of Directors declared a quarterly cash dividend of $0.05 per share of the Company’s common stock. The cash dividend will be paid on April 5, 2013 to stockholders of record as of the close of business on March 22, 2013.

“We have initiated a quarterly cash dividend because we believe we can continue to profitably grow the business while generating cash,” said Ray Sims, chief financial officer of Financial Engines. “The dividend reflects our commitment to deliver value to our shareholders.”

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at February 14, 2013 levels, the Company estimates that its 2013 revenue will be in the range of $224 million to $229 million, and its 2013 non-GAAP Adjusted EBITDAi will be in the range of $69 million to $71 million.

Conference Call

The Company will host a conference call to discuss fourth quarter 2012 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 317-6789, or for international callers, (412) 317-6789. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10023474. The replay will remain available until Friday, February 22, 2013, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans, objectives and growth strategy, its market opportunity, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2011, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time, including the Form 10-K to be filed for the year ended December 31, 2012. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or February 19, 2013 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,
	2011	2012
	(In thousands, except per share data)
Assets

Current assets:
Cash and cash equivalents	$145,002	$181,231
Accounts receivable, net of allowances of $67 in 2011 and $102 in 2012	30,495	44,627
Prepaid expenses	3,008	3,093
Deferred tax assets	13,155	15,293
Other current assets	3,498	3,647

Total current assets	195,158	247,891

Property and equipment, net	3,926	13,366
Internal use software, net	10,723	10,339
Long-term deferred tax assets	31,424	20,639
Direct response advertising, net	8,851	10,236
Other assets	4,361	4,362

Total assets	$254,443	$306,833

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$9,740	$15,008
Accrued compensation	13,262	12,279
Deferred revenue	9,691	7,831
Other current liabilities	124	260

Total current liabilities	32,817	35,378

Long-term deferred revenue	1,533	1,166
Long-term deferred rent	459	6,653
Other liabilities	74	250

Total liabilities	34,883	43,447

Contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2011 and 2012; None issued or outstanding as of December 31, 2011 and 2012	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2011 and 2012; 45,784 and 47,915 shares issued and outstanding at December 31, 2011 and 2012, respectively	5	5
Additional paid-in capital	298,196	323,448
Accumulated deficit	(78,641)	(60,067)

Total stockholders’ equity	219,560	263,386

Total liabilities and stockholders’ equity	$254,443	$306,833

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31.		December 31.
	2011	2012	2011	2012
	(In thousands, except per share data)

Revenue:
Professional management	$31,509	$43,233	$108,215	$150,872
Platform	8,833	7,609	32,891	32,373
Other	532	537	2,979	2,577

Total revenue	40,874	51,379	144,085	185,822

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	12,906	18,602	49,717	70,025
Research and development	5,538	6,767	21,182	25,483
Sales and marketing	8,398	10,046	30,710	39,206
General and administrative	3,663	4,266	13,518	15,537
Amortization of internal use software	1,647	1,565	5,923	6,125

Total costs and expenses	32,152	41,246	121,050	156,376

Income from operations	8,722	10,133	23,035	29,446

Interest income	8	4	10	3

Other income	—	100	—	100

Income before income taxes	8,730	10,237	23,045	29,549

Income tax expense	2,958	3,776	7,900	10,975

Net and comprehensive income	5,772	6,461	15,145	18,574

Net income per share attributableto holders of common stock
Basic	$0.13	$0.14	$0.34	$0.40
Diluted	$0.12	$0.13	$0.31	$0.37

Shares used to compute net income per share attributable to holders of common stock
Basic	45,596	47,552	44,783	46,741
Diluted	49,550	50,761	49,407	50,211

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	2010	2011	2012
	(In thousands)

Cash flows from operating activities:
Net income	$63,575	$15,145	$18,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,816	2,191	3,084
Amortization of internal use software	3,703	5,577	5,726
Stock-based compensation	7,659	5,823	10,372
Amortization of deferred sales commissions	1,155	1,423	1,932
Amortization and impairment of direct response advertising	1,185	2,734	5,149
Provision for doubtful accounts	191	152	311
Loss on fixed asset disposal	7	—	20
Excess tax benefit associated with stock-based compensation	(456)	(1,023)	(1,962)
Changes in operating assets and liabilities:
Accounts receivable	(6,158)	(6,704)	(14,444)
Prepaid expenses	(842)	(206)	(85)
Deferred tax assets	(51,144)	6,566	8,648
Direct response advertising	(4,330)	(6,953)	(6,515)
Other assets	(2,665)	(3,026)	(2,631)
Accounts payable	1,319	3,333	6,844
Accrued compensation	6,506	(2,345)	(983)
Deferred revenue	110	2,274	(2,228)
Deferred rent	(26)	167	6,270
Other liabilities	(25)	35	4

Net cash provided by operating activities	21,580	25,163	38,086

Cash flows from investing activities:
Purchase of property and equipment	(2,361)	(2,922)	(11,903)
Capitalization of internal use software	(5,860)	(5,224)	(5,389)
Restricted cash	(950)	(360)	550

Net cash used in investing activities	(9,171)	(8,506)	(16,742)

Cash flows from financing activities:
Payments on term loan payable	(8,056)	—	—
Payments on capital lease obligations	(2)	—	(22)
Net share settlements for stock-based awards minimum tax withholdings	(921)	(1,718)	(699)
Excess tax benefit associated with stock-based compensation	456	1,023	1,962
Proceeds from issuance of common stock, net of offering costs	90,338	14,103	13,644

Net cash provided by financing activities	81,815	13,408	14,885

Net increase in cash and cash equivalents	94,224	30,065	36,229

Cash and cash equivalents, beginning of year	20,713	114,937	145,002

Cash and cash equivalents, end of year	$114,937	$145,002	$181,231

Supplemental cash flows information:
Income taxes paid, net of refunds	$1,154	$(194)	$194
Interest paid	$184	$6	$12
Non-cash operating, investing and financing activities:
Stock dividend	$5,480	$—	$—
Purchase of property and equipment under capital lease	$—	$—	$255
Capitalized stock-based compensation for internal use software	$439	$293	$353
Capitalized stock-based compensation for direct response advertising	$60	$44	$64

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Adjusted EBITDA	2011	2012	2011	2012
	(In thousands, unaudited)

Net income	$5,772	$6,461	$15,145	$18,574
Interest expense (income)	(8)	(4)	(10)	(3)
Income tax expense	2,958	3,776	7,900	10,975
Depreciation	583	1,009	2,191	3,084
Amortization of internal use software	1,550	1,463	5,577	5,726
Amortization and impairment of direct response advertising	865	1,454	2,734	5,149
Amortization of deferred sales commissions	417	468	1,423	1,932
Stock-based compensation	1,901	2,872	5,823	10,372

Non-GAAP Adjusted EBITDA	$14,038	$17,499	$40,783	$55,809

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended December 31,		Year Ended December 31,
Non-GAAP Adjusted Net Income	2011	2012	2011	2012
	(In thousands, except per share data, unaudited)

Net income	$5,772	$6,461	$15,145	$18,574
Stock-based compensation, net of tax (1)	1,175	1,775	3,598	6,410
Income tax benefit from release of valuation allowance	(160)	—	(160)	—

Non-GAAP Adjusted Net Income	$6,787	$8,236	$18,583	$24,984

Non-GAAP Adjusted Earnings Per Share	$0.14	$0.16	$0.38	$0.50

Shares of common stock outstanding	45,596	47,552	44,820	46,741
Dilutive restricted stock and stock options	3,954	3,209	4,587	3,470

Non-GAAP adjusted common shares outstanding	49,550	50,761	49,407	50,211

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.